Exhibit 99.1

NEWS RELEASE for December 22, 2008 at 6:00 AM EDT

Contact:	Allen & Caron Inc Jill Bertotti (investors) jill@allencaron.com Len Hall (media) len@allencaron.com (949) 474-4300

AMERIGON COMMENTS ON BUSINESS OUTLOOK

Lowers Guidance for 2008 Fourth Quarter, Provides Outlook for 2009 First Quarter

NORTHVILLE, MI (December 22, 2008) . . . Amerigon Incorporated (Nasdaq: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced that the Company is lowering its previous guidance for the fourth quarter ending December 31, 2008, and providing commentary on the business outlook for its first quarter ending March 31, 2009.

Due to the accelerating and precipitous decline in the automotive industry, Amerigon expects revenues from sales of its Climate Control Seat(TM) (CCS(TM)) system in the 2008 fourth quarter of between $12 million and $13 million, which is down from the Company’s previous guidance of between $14 million and $15 million for the quarter. Revenues from sales of CCS for all of 2008 are expected to be flat compared with 2007.

President and Chief Executive Officer Daniel R. Coker said even though Amerigon believes it will be profitable and cash flow positive for 2008, the Company expects to report a modest net loss for the fourth quarter of this year.

“This is a tumultuous time in the global automotive industry, with conditions becoming even more severe in the last 30 days,” Coker said. “The market’s instability, the lack of available credit to finance the purchase or lease of new vehicles, and the underlying concerns about the economy are keeping consumers from purchasing new cars and creating a great deal of uncertainty about the future. While this uncertainty and the resulting lack of visibility make it virtually impossible for us to provide meaningful full-year financial guidance for 2009, the most recent information we have from our customers makes it clear that the first quarter of 2009 will be down significantly year over year.”

As a result of the increases in plant shut downs and the significant reductions in planned production for the first quarter of next year recently announced by several of its customers, Amerigon expects to report a year-over-year decline in product revenues of approximately 50 percent and a net loss for the 2009 first quarter.

The Company’s prudent planning and strong cash resources should allow it to ride out the industry slump, Coker added. Amerigon currently has more than $20 million in cash, cash equivalents and short-term investments, no debt and an asset-based $20 million revolving credit line, virtually all of which is available.

“Despite current market conditions, Amerigon remains financially strong and well-positioned for the future,” Coker said. “We believe we have sufficient cash and available credit lines to see us through this difficult period and to position us for a return to significant top- and bottom-line growth once we emerge from the current industry downturn.”

Coker added that there is no evidence that the Company’s main product, its CCS system, has lost its popularity with car buyers or manufacturers.

“We expect ‘take rates’ to remain strong, albeit on lower vehicle volumes, and we are moving ahead aggressively to increase the market penetration of CCS,” Coker said. “We expect to see CCS selected for use in several new vehicle platforms during 2009 with launch dates for those programs expected in model years 2010 and beyond.”

In fact, Amerigon’s CCS system is beginning to be recognized by leading automotive manufacturers as an important contributor toward meeting fuel economy and C02 emission reductions. Amerigon subsidiary, BSST, as a part of a team lead by Ford Motor Company this month won an important U.S. Department of Energy (DOE) program with the goal of reducing fuel consumption by using thermoelectrics to improve air conditioning and heating efficiency. Also, Lexus with its LS460h hybrid luxury sedan and another Asian manufacturer with its hydrogen-powered fuel cell sedan have integrated CCS as a significant element of their heating and cooling systems.

The Company’s proprietary thermoelectric technology also positions Amerigon to enter a number of future high-growth, green technology markets, including power generation and new approaches to heating and cooling the interior of an automobile that can reduce the load on a vehicle’s engine.

Research and development expenses are expected to remain at current levels as the Company continues to invest in new automotive and non-automotive applications for its advanced thermoelectric technology. “We are aggressively investing in advancing our TE technology as quickly as possible as we move toward the commercialization of additional TE products for a number of automotive and non-automotive applications,” Coker added.

Coker said that the Company is taking action to reduce costs and control spending without compromising or jeopardizing key programs and development missions, and that it will continue to closely monitor its cost structure going forward.

Amerigon expects to report its 2008 fourth quarter and year-end results in late-February 2009 and will conduct a conference call at that time.

About Amerigon

Amerigon (Nasdaq: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat(TM) (CCS(TM)) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2008 and its Form 10-K for the year ended December 31, 2007.

.